Exhibit 99.1

PRESS RELEASE

Synthesis Energy Systems Announces Progress Update at the Yima Joint Venture

Project in China

SES’ Yima Joint Venture Project Commissioning Advances with First Gasifier Test on Oxygen from its Air Separation Unit.

HOUSTON, August 21, 2012 /PRNewswire/ — Synthesis Energy Systems, Inc. (Nasdaq: SYMX) (SES) announced today that the syngas production facility for its Yima Joint Venture coal-to-methanol project in Henan Province, China, completed a test run of the first of three gasifiers currently under commissioning.

During the current commissioning phase, each of the three gasifiers will be operated under a variety of test conditions to vet the gasifier and support systems to prepare the facility for commercial operation. This test was the first for this gasifier system operating on oxygen from the project’s air separation unit. Coal supplied by Yima was introduced into the gasifier which operated for several hours while the Yima Joint Venture team successfully gathered data that will help in preparation for plant start-up. The project will continue in the commissioning phase for several more weeks and is expected to move into commercial operation later this year.

Francis Lau, senior vice president and chief technology officer of SES, stated, “Construction work on the remaining project systems is drawing near completion and the Yima Joint Venture and SES teams are now conducting important tests of the first gasifier. We are pleased with the data we collected from this most recent test as the gasifier was run for the first time on oxygen at low pressure. As additional downstream systems are commissioned, the gasifier will be tested again for longer periods of time on oxygen and at higher pressures before finally being tested at its design conditions.”

“We are making good progress with testing the gasifiers at the Yima Joint Venture project and with the operating data generated from these initial tests. This is an important part of commissioning that will help the project achieve successful commercial operation once all the systems have completed construction and commissioning. This project is a key part of our near term earnings plan, and we are excited to see it nearing completion,” said Robert Rigdon, SES president and CEO.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES and SRS, visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, its ability to complete the restructuring of the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures and the ability of SES to effect the ZJX/China Energy transaction and the Hongye and Zhongmo transactions, grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives, as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com